                                                                    Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Beacon Properties Corporation on Form S-3 (File Nos. 33-96736, 333-05707, 333-21787, 333-21769, 333-25901, 333-34573 and 333-32693) and Form S-8 (File
Nos. 33-88606 and 333-19603) of our report dated September 5, 1997 on our audit of the statement of excess of revenues over specific operating expenses of 200
W. Adams in Chicago, Illinois for the year ended December 31, 1996 and of our report dated September 9, 1997 on our audit of the statement of excess of revenues over specific operating expenses of the Civic Opera House located at 20 North Wacker in Chicago, Illinois for the year ended December 31, 1996, which reports are included in this Form 8-K.



                                                        COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
October 23, 1997